EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
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       HAROLD'S STORES, INC. REPORTS SECOND QUARTER 2007 SALES RESULTS AND
                                  NEW FINANCING

DALLAS, TX - AUGUST 9, 2007 - Harold's Stores, Inc. (OTCBB symbol: HLDI), a chain of upscale ladies' and men's specialty apparel stores, announced today sales results for the second quarter and year-to-date periods ended August 4, 2007.

For the quarter, overall sales were $17.5 million, compared to $19.3 million for the same period in the previous year, a decrease of 9.2%. Total comparable store sales were down 12.8%, 12.3% in the full-price retail stores and 23.2% in the outlets. Direct sales (internet and catalog) were $1.0 million, down 16.3% compared to last year's level of $1.2 million.

For the year-to-date, overall sales were $39.9 million, compared to $40.4 million for the same period in the prior year, a decrease of 1.1%. Total comparable store sales were down 6.4%, 5.9% in the full-price retail stores and 17.6% in the outlets. Direct sales (internet and catalog) were $2.6 million, up 8.5% from the year ago level of $2.4 million.

"June and July were extremely challenging months for the Company. We believe that sales were impacted by several factors: lower inventory levels, primarily in sale and clearance merchandise; reduced spending on marketing to our core customers; and the unseasonably cool and rainy weather in the Company's core markets of Texas and Oklahoma that had a negative impact on summer merchandise sales," said Ron Staffieri, Chief Executive Officer. "Customer traffic declined during the quarter. Our purchase levels were significantly lower than last year, and despite the sales misses, we own approximately 18% fewer units of inventory at quarter end this year versus last year. The sales declines for the quarter led to the need for greater markdowns than planned, negatively affecting our gross margin for the quarter."

Staffieri continued, "In light of the most recent trends and the current retail environment, the Company has implemented a corporate restructuring that will achieve significant annualized expense savings. In addition, the Company's principal investors, RonHow, LLC, an entity controlled by Ronald de Waal and W. Howard Lester, have verbally agreed to provide the Company with additional working capital of $3.8 million through the existing subordinated debt facility. Details of this funding are being finalized and are expected to conclude within the next 30 days."

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc. (OTCBB symbol: HLDI) currently operates 43 upscale ladies' and men's specialty stores in 20 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc. wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, the ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for 2007 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

FINANCIAL INFORMATION CONTACT:
Jodi L. Taylor
Chief Financial Officer
Harold's Stores, Inc.
405-329-4045